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                                                                   EXHIBIT 21.12

                                     FUJITA

Fujita Corporation 4-6-15, Sendagaya, Shibuya-ku, Tokyo 151 Japan
Telephone: 03-3402-1911

To whom it may concern:

I hereby verify that Fujita Corp. of Japan had used the base isolator rubber bearings manufactured by Vibro-Tech Industries Inc. for some of its construction projects in Japan. The quality of the products has been tested and proven to be of superior quality by JSSI (Japan Seismic & Structure Institute). Our company will continue to use this company's products wherever possible.

March 1, 1999

Yours Sincerely,
Fujita Corp.

/s/ Haruhito Gomi
Haruhito Gomi, Vice-President